EXHIBIT 99.2

Excerpts from Goodrich Corporation written materials dated February 7, 2003 captioned “Fourth Quarter and Full Year 2002 Performance Review”.

New Segment Organization Structure
Expected 2003 Sales – continuing operations only

Airframe Systems	Approx.	$1.8B
Engine Systems	Approx.	$1.5B
Electronic Systems	Approx.	$1.1B

Expectations for Goodrich 2003 Sales

	Full Year 2002
	Goodrich	Avg. Expected
	Mix	2003 Growth

Boeing & Airbus OE Production	25%	(15 - 20%)
Commercial A/C Aftermarket	25%	Flat, up slightly
Regional, Business & GA OE & Aftermarket	13%	Flat
Military and Space — OE & Aftermarket	26%	5 - 10%
Heavy Airframe Maintenance	4%	(5%)
IGT & Other	7%	(0 – 5%)

Expected Organic Growth		Relatively Unchanged
Asset Dispositions		(2 – 4%)

Goodrich Total – 2003 Sales Expectations		$4.4 – 4.5B

2003 EPS Guidance

EPS from Continuing Operations – Excluding Special Items

2002 EPS	$2.31
Range of Change:
Segment OI Growth	+$.45 – $.55
Pension Expense	($.25)
Corp. & Other	($.10) – ($.15)
Interest Expense	($.33) – ($.38)
Noveon PIK Note Income	($.02)
Divested Businesses	($.05) – ($.10)
New Equity Issuance	($.16) – ($.23)
2003E EPS	$1.70 - $1.85

Free Cash Flow – 2002 Results and 2003 Expectations

	(Dollars in Millions)
			Forecast
	4Q 2002	2002	2003

Net Income – excluding special items	$72	$244	$200 - 220
Depreciation and amortization	$63	$184	$230 - 240
Capital Expenditures	$(51)	$(107)	$(150 – 170)
All Other	$59	$166	$(20 – 40)
Free Cash Flow	$143	$487	$250 - 280
Net Income Conversion	199%	200%	115% - 130%

Other Items
Special Items (Restructuring Cash)	$(11)	$(55)	$(35 – 45)
Common Dividends	$(20)	$(97)	$(95)
Distribution on Trust Preferred Securities	$(3)	$(11)	$(11)

2003 Outlook — Continuing Operations

					2001 to
					2002
	Actual		Actual		%	2003
	2001		2002		Change	Outlook

Sales	$4.2	B	$3.9	B	(7%)	Plus 13% to 15%
Segment Operating Margins*	15.4%		13.6%		(12%)	Decline Slightly
Diluted E.P.S. – Continuing operations, excl. special items and goodwill amortization	$3.08		$2.31		(25%)	$1.70 – $1.85
Free Cash Flow – excl. special items	$223	M	$487	M	+118%	$250 – 280M

*	Results from continuing operations, excluding special items